Exhibit 12

Bank of Hawaii Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

		Three Months Ended March 31,
(dollars in thousands)		2008		2007
Earnings:
Income Before Provision for Income Taxes		$80,446		$74,343
Add:	Fixed Charges Including Interest on Deposits	42,496		50,241
	Interest on FIN 48 Liabilities	—		600
Total Earnings Including Fixed Charges and Interest on Deposits and Interest on FIN 48 Liabilities		122,942		125,184
Less:	Interest on Deposits	27,465		33,375
	Interest on FIN 48 Liabilities	—		600
Total Earnings Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$95,477		$91,209

Fixed Charges:
Fixed Charges Including Interest on Deposits		$42,496		$50,241
Add:	Interest on FIN 48 Liabilities	—		600
Total Fixed Charges Including Interest on Deposits and Interest on FIN 48 Liabilities		42,496		50,841
Less:	Interest on Deposits	27,465		33,375
	Interest on FIN 48 Liabilities	—		600
Total Fixed Charges Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$15,031		$16,866

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits and Interest on FIN 48 Liabilities		2.9	x	2.5	x
Excluding Interest on Deposits and Interest on FIN 48 Liabilities		6.4	x	5.4	x